          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                     MARTHA STEWART LIVING OMNIMEDIA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Filing Date:

        ------------------------------------------------------------------------

                     [Martha Stewart Living Omnimedia Logo]

                                                                  March 31, 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., which will be held at The Equitable Auditorium, 787 Seventh Avenue, New York, New York on Thursday, May 11, 2000, at 2:00 p.m., Eastern time.

     At this year's stockholders meeting, you will be asked to re-elect five directors to our Board of Directors and to approve an amendment to our 1999 Stock Incentive Plan to increase the number of shares of our common stock authorized for issuance under the plan to 10,000,000. Our Board unanimously recommends a vote for each of the nominated directors and for the amendment to the plan.

     It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed envelope in order to make certain that your shares are represented.

     Attendance at the Annual Meeting will be limited to stockholders of record as of the close of business on March 23, 2000, and to invited guests of the company. I look forward to greeting those of you who attend the meeting.

                                          Sincerely,

                                          [Martha Stewart signature]
                                          MARTHA STEWART
                                          Chairman and
                                          Chief Executive Officer

11 West 42nd Street             New York, New York 10036            212.827.8000

                     MARTHA STEWART LIVING OMNIMEDIA, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2000

To the Stockholders:

     The Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., a Delaware corporation, will be held at The Equitable Auditorium, 787 Seventh Avenue, New York, New York, on Thursday, May 11, 2000, at 2:00 p.m., New York time, for the following purposes:

     1. To re-elect five directors to our Board of Directors, each to hold office for a one-year term ending on the date of our next succeeding annual meeting of stockholders or until such director's respective successor shall have been duly elected and qualified;

     2. To approve an amendment to our 1999 Stock Incentive Plan that increases the number of shares of our Class A Common Stock authorized for issuance under the plan to 10,000,000; and

     3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only holders of record of our Class A Common Stock and Class B Common Stock as of the close of business on March 23, 2000, are entitled to notice of, and to vote at, the Annual Meeting. You may examine a list of the stockholders of record as of the close of business on March 23, 2000, for any purpose germane to the meeting, during the 10-day period preceding the meeting at our offices located at 11 West 42nd Street, New York, New York 10036 during ordinary business hours.

                                          By order of the Board of Directors,

                                          [Greg Blatt signature]
                                          GREGORY R. BLATT
                                          Executive Vice President,
                                          General Counsel and Secretary

New York, New York
March 31, 2000

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                     MARTHA STEWART LIVING OMNIMEDIA, INC.
                              11 WEST 42ND STREET
                            NEW YORK, NEW YORK 10036

                                PROXY STATEMENT

     In this proxy statement, the terms "we," "us," "our" and "MSO" refer to Martha Stewart Living Omnimedia, Inc., a Delaware corporation, and, unless the context requires otherwise, to Martha Stewart Living Omnimedia LLC ("MSLO LLC"), the legal entity that prior to October 22, 1999, operated the businesses we now operate.

     This Proxy Statement (first mailed on or about March 31, 2000) is being furnished to holders of our Class A Common Stock and Class B Common Stock in connection with the solicitation of proxies by our Board of Directors (the "Board") for use at our Annual Meeting of Stockholders (the "Annual Meeting") to be held for the purposes described in this Proxy Statement. Each copy of this Proxy Statement mailed to holders of our Class A Common Stock and Class B Common Stock is accompanied by a form of proxy for use at the Annual Meeting.

     At the Annual Meeting, our stockholders will be asked:

     (1) To re-elect five directors to our Board, each to hold office for a one-year term ending on the date of our next succeeding Annual Meeting or until such director's respective successor shall have been duly elected and qualified;

     (2) To approve an amendment to our 1999 Stock Incentive Plan that increases the number of shares of our Class A Common Stock authorized for issuance under the plan to 10,000,000; and

     (3) To transact such other business as may be properly brought before the Annual Meeting and any adjournments or postponements thereof.

DATE, TIME AND PLACE OF MEETING

     The Annual Meeting will be held on Thursday, May 11, 2000, at 2:00 p.m. Eastern time, at The Equitable Auditorium, 787 Seventh Avenue, New York, New York.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

     Only holders of record of our Class A Common Stock and Class B Common Stock at the close of business on March 23, 2000 (the "Record Date") are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Each share of our Class A Common Stock entitles its holder to one vote and each share of our Class B Common Stock entitles its holder to ten votes. Holders of our Class A Common Stock and Class B Common Stock will vote together as a single class on all matters to be voted upon at the Annual Meeting. As of the Record Date, there were 15,491,715 shares of Class A Common Stock, and 34,126,831 shares of Class B Common Stock, outstanding. All of our outstanding shares of Class B Common Stock are beneficially owned by Martha Stewart, our Chairman and CEO.

VOTING AND REVOCATION OF PROXIES

     The proxy card accompanying this Proxy Statement is solicited on behalf of our Board for use at the Annual Meeting. You are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to us pursuant to the directions on the card. All proxies that are properly executed and returned to us and that are not subsequently revoked, will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are indicated, such proxies will be voted FOR the proposals described in this Proxy Statement.

     Our Board does not presently intend to bring any business before the Annual Meeting other than the specific proposals referred to in this Proxy Statement and specified in the Notice of the Annual Meeting. So far as is known to our Board, no other matters are to be brought before the stockholders at the Annual Meeting. If any other business properly comes before the stockholders at the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies.

     A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by

     - delivering to ChaseMellon Shareholder Services a written notice, bearing a date later than that indicated on the proxy, stating that the proxy is revoked;

     - signing and delivering a subsequently dated proxy relating to the same shares prior to the vote at the Annual Meeting; or

     - attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

You should send any written notice or new proxy card to Martha Stewart Living Omnimedia, Inc. c/o ChaseMellon Shareholder Services, 600 Willow Tree Road, Loenia, New Jersey 07605. You may request a new proxy card by calling ChaseMellon Shareholder Services at 1-800-851-9677.

QUORUM; BROKER NON-VOTES

     The required quorum for the transaction of business at our Annual Meeting is a majority of the collective voting power represented by our Class A Common Stock and Class B Common Stock issued and outstanding on the Record Date (the "Total Voting Power"), which shares must be present in person or represented by proxy at the Annual Meeting. Abstentions and "broker non-votes," although counted for purposes of determining whether there is a quorum at the Annual Meeting, will not be voted. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner of those shares.

VOTE REQUIRED

     Approval of Proposal 1 requires that a plurality of the votes represented, in person or by proxy, at the Annual Meeting be voted in favor of the proposal, and approval of Proposal 2 requires that the majority of such votes be voted in favor of the proposal. Since Martha Stewart, our Chairman and Chief Executive Officer, beneficially owns shares representing a majority of the Total Voting Power and is expected to vote her shares in favor of our Board's proposals, we expect such proposals to be approved, regardless of the vote of any of our other stockholders.

SOLICITATION OF PROXIES AND EXPENSES

     We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, we will, upon the request of the record holders, reimburse such holders for their reasonable expenses. We will not employ the services of an independent proxy solicitor in connection with our Annual Meeting.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

INFORMATION CONCERNING NOMINEES

     At the Annual Meeting, a Board of five directors will be elected, to hold office until our next Annual Meeting and until their successors are elected and qualified. Although our management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies that are not revoked will be voted for a substitute designated by the Board. All of the Board's nominees are incumbent directors.

     Background information about the Board's nominees for election is set forth below.

     Martha Stewart, age 58, is the founder of our company and the author of 14 books on the domestic arts, including Entertaining and Martha Stewart's Gardening. Ms. Stewart has served as our Chairman of the Board of Directors and Chief Executive Officer since our creation in 1996. Ms. Stewart is the creator of Martha Stewart Living magazine and was its Editor-in-Chief and Editorial Director from 1990 until 1997. Ms. Stewart is a member of the board of directors of Revlon, Inc., on the professional advisory board of drugstore.com, inc. and on the board of trustees of Norwalk Hospital, Norwalk, Connecticut.

     Charlotte L. Beers, age 64, has served as one of our directors since March 1998. Ms. Beers has served as Chairman of the Board of Directors of J. Walter Thompson Worldwide, an advertising agency, since March 1999. Prior to that, she was Chairman Emeritus of Ogilvy & Mather Worldwide, Inc. from April 1997 to March 1999. She was Chairman of Ogilvy & Mather from April 1992 to April 1997 and Chief Executive Officer from April 1992 to September 1996. She is also a director of J. Crew Group, Inc. and Women First Healthcare, Inc.

     L. John Doerr, age 48, has served as one of our directors since July 1999. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers, a private venture capital firm, since September 1980. In 1974, he joined Intel Corporation and held various engineering, marketing and management assignments. Mr. Doerr is also a director of Amazon.com, Excite At Home Corporation, drugstore.com, inc., homestore.com, Inc., Healtheon/Web MD Corporation, Intuit, Inc., Epicor Software Corp. and Sun Microsystems, Inc., as well as several private companies.

     Sharon Patrick, age 57, has served as our President and Chief Operating Officer and as one of our directors since 1997. From 1993 until 1997, Ms. Patrick served as President of The Sharon Patrick Company, a strategic consulting company, and Sharon Patrick and Associates, a new media venture firm, during which time she served as a consultant to Martha Stewart Living. From 1990 until 1993, Ms. Patrick was President and Chief Operating Officer of Rainbow Programming Holdings, the programming company of Cablevision Systems Development. Prior to that, Ms. Patrick was a Principal at McKinsey and Company and the Partner in charge of the Media and Entertainment practice.

     Naomi O. Seligman, age 66, has served as one of our directors since September 1999. Ms. Seligman is a co-founder of Cassius Advisers, an e-commerce consultancy, where she has served as a senior partner since 1999, and is a co-founder of the Research Board, Inc., an information technology research group, where she served as a senior partner from 1975 until 1999. Ms. Seligman currently serves as a director of The Dun & Bradstreet Corporation, Chemdex/Ventro Corporation, Sun Microsystems, Inc. and Exodus Communications, Inc.

     OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR NAMED ABOVE.

                      MEETINGS AND COMMITTEES OF THE BOARD

     Our Board met five times during 1999. All then-incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served.

     Our Board currently has an Audit Committee and a Compensation Committee. We do not currently have a Nominating Committee.

AUDIT COMMITTEE

     Our Audit Committee, currently consisting of Ms. Beers and Ms. Seligman, is authorized to recommend annually to the Board the appointment of our independent public accountants; discuss and review in advance the scope and the fees of our annual audit and review the results thereof with our independent public accountants; review and approve non-audit services of our independent public accountants; review compliance with our existing major accounting and financial reporting policies; review the adequacy of major accounting and financial reporting policies; and review our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices. The Audit Committee was formed in November 1999 following our initial public offering, but did not have any meetings in 1999. To date, it has met twice in 2000.

COMPENSATION COMMITTEE

     The Compensation Committee, currently consisting of Ms. Beers and Mr. Doerr, is authorized to review and approve annual salaries, bonuses, and grants of stock options under our 1999 Stock Incentive Plan for all executive officers, and to review and approve our employee benefit plans generally or material changes to these plans. The Compensation Committee was formed in November 1999 following our initial public offering, but did not have any meetings in 1999. To date, it has met once in 2000.

                       COMPENSATION OF OUTSIDE DIRECTORS

     Prior to our initial public offering in October 1999, we paid non-employee directors an annual retainer of $25,000. Since our initial public offering, we pay our non-employee directors an annual retainer of $20,000 for serving on our Board, payable quarterly in equal installments. These directors each also receive a meeting fee of $1,000 for each in-person meeting of our Board that they attend and a fee of $500 for each committee or telephonic Board meeting in which they participate. The chairman of a Board committee receives an additional annual retainer of $5,000. Twenty-five percent of a director's fees are paid in shares of our Class A Common Stock, and the remaining 75% of such fees may be paid either in such shares or in cash, at the election of the director, under our Non-Employee Director Stock and Option Compensation Plan described below. All directors receive reimbursement of expenses incurred in connection with participation in our Board and Board committee meetings. Directors who also are our employees do not receive additional compensation for their service as a director.

THE NON-EMPLOYEE DIRECTOR STOCK AND OPTION COMPENSATION PLAN

     The purpose of this plan is to align the interests of our non-employee directors and our stockholders and to attract and retain highly qualified individuals to serve as directors.

General

     The plan is administered by our Board. A total of 300,000 shares of our Class A Common Stock are reserved for issuance and available for grants under the plan.

     Our Board may adjust the awards under the plan if there is any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, including a spin-off, or other distribution of our stock or property, any reorganization or any partial or complete liquidation.

Common Stock

     Each non-employee director receives 25% of his or her annual retainer and meeting fees in shares of Class A Common Stock. In addition, non-employee directors may make an annual irrevocable election to receive shares of Class A Common Stock in lieu of all, or a portion, of such director's remaining fees, in 25% increments. The number of shares of Class A Common Stock granted to a director is equal to the fees payable in equity to the director, divided by the fair market value of a share on the last business day of the period for which payment is being made. We round the number of shares granted to the director down to the nearest whole share and pay cash for the value of any fractional share. Each director may defer the receipt of his or her cash payments into an interest-bearing cash account and/or his or her elected or mandatory shares of Class A Common Stock into a share account which will be credited with additional shares having a value equal to the dividends that would be paid on the shares credited to the share account, if they were outstanding. When the director leaves our Board or, if earlier, upon a change of control, the amount of cash in his or her cash account, plus a number of shares of Class A Common Stock equal to the number of shares in his or her share account will be delivered to the director, with cash being paid in lieu of any fractional shares.

Options

     Each eligible new director is granted options to purchase 5,000 shares of Class A Common Stock upon being elected or appointed to our Board. The exercise price for all options is 100% of the fair market value of a share of Class A Common Stock on the date of grant. Each of our current eligible directors participating in the plan received 5,000 options on the date of our initial public offering at the offering price. Additionally, after each annual meeting of stockholders, a continuing director is granted options to purchase 2,000 shares of Class A Common Stock.

     Each option vests and becomes exercisable on the first anniversary of the date of grant, if the director remains a member of our Board at that time. Each vested option will terminate one year after the director's service on our Board ceases for any reason, other than for cause. If a director is removed for cause, all vested and unvested options will be forfeited. However, the options will expire no later than the tenth anniversary of the date of grant. Any unvested options will terminate and be canceled as of the date a director's service on our Board ceases for any reason. All options become fully vested and exercisable upon a change in control.

Transferability

     Grants and awards under the plan are nontransferable other than by will or the laws of descent and distribution, or at the discretion of our Board or the designated committee, by a written beneficiary designation and, in the case of an option, by a gift to the director's immediate family. This gift may be made directly to an immediate family member, or by means of a trust or partnership or limited liability company. During the director's lifetime, a director's option may be exercised only by the director, any such permitted transferee or a guardian, legal representative or beneficiary.

Amendments

     Our Board may at any time terminate or amend the plan, except that no termination or amendment will impair the rights of directors relating to outstanding options or awards. To the extent required by law or stock exchange rule, no amendment will be made without the approval of our stockholders.

     The foregoing plan summary is subject in all respects to the plan itself, a copy of which is filed with the Securities and Exchange Commission (the "SEC") as an exhibit to the registration statement on Form S-1 relating to our initial public offering.

                   INFORMATION CONCERNING EXECUTIVE OFFICERS

     Background information about our executive officers who are not nominees for election as director is set forth below.

     Helen Murphy, age 37, has served as our Chief Financial and Administrative Officer since September 1999. Prior to that, Ms. Murphy was Senior Vice President and Chief Financial Officer of Westvaco Corporation from January 1999 to September 1999. From 1990 through 1998, Ms. Murphy held various positions with PolyGram N.V. and its affiliates, including serving as Chief Financial Officer of PolyGram Holding, Inc. from 1997 to December 1998, Senior Vice President, Worldwide Investor Relations and United States Mergers and Acquisitions from 1995 to 1997, Senior Vice President, Corporate Finance and Treasurer from 1992 to 1995 and Vice President and Treasurer from 1990 to 1992. Ms. Murphy has an additional six years of experience in business and finance, including with Richardson Greenshields of Canada, Ltd. and Prudential-Bache Securities. Ms. Murphy currently serves as a director of Cinram International, Inc.

     Gregory R. Blatt, age 31, has served as our Executive Vice President, General Counsel and Secretary since September 1999, and as our Senior Vice President, General Counsel since May 1999. Prior to that, Mr. Blatt was an associate with Grubman Indursky & Schindler, P.C., the New York entertainment and media law firm, from 1997 to May 1999, and an associate at Wachtell, Lipton, Rosen & Katz, the New York law firm, from 1995 to 1997.

     Dora Braschi Cardinale, age 43, has served as our Executive Vice President, Print Production since May 1999 and prior to that as our Senior Vice President, Print Production from 1997 until 1999. Previously, Ms. Cardinale served as Production Director of Martha Stewart Living from 1992 until 1997. Ms. Cardinale has an additional 15 years of experience in the publishing industry, including positions with Art & Antiques, Geo, Viva and Omni magazines.

     Stephen Drucker, age 46, has served as our Executive Vice President, Editorial Core since January 1999 and prior to that, as our Senior Vice President, Editorial from 1997 to 1999. Mr. Drucker has also served as Editor-in-Chief of Martha Stewart Living magazine since 1997 and as its Editor from 1996 to 1997. Previously, Mr. Drucker served as a Contributing Editor from 1995 to 1996 to Travel & Leisure and Architectural Digest, and as the Executive Editor of Travel & Leisure from 1994 to 1995. Mr. Drucker has an additional 16 years of experience in the publishing industry with The New York Times and The Conde Nast Publications, Inc.

     Suzanne Sobel, age 43, has served as our Executive Vice President, Advertising Sales since January 1999 and as our Senior Vice President, Advertising Sales & Marketing during 1998. Additionally, Ms. Sobel has served as Publisher of Martha Stewart Living since 1997 and as its Associate Publisher from 1996 to 1997. Prior to that, Ms. Sobel served as our Advertising Director from 1995 to 1996, as New York Advertising Sales Manager from 1993 to 1995 and as Advertising Sales Manager from 1991 to 1993. Ms. Sobel has an additional 14 years of experience in advertising sales, including with Town & Country magazine, Bob Bernbach & Associates and Ogilvy & Mather.

     Lauren Stanich, age 38, has served as our Executive Vice President, Consumer Marketing since January 1999 and as our Senior Vice President, Consumer Marketing from 1997 until 1999. Ms. Stanich worked as our Consumer Marketing Director and Book Publisher from 1995 to 1997, and as Consumer Marketing Director for Martha Stewart Living from 1991-1995. Ms. Stanich has an additional seven years of experience in marketing and publishing with Time Warner.

     Gael Towey, age 49, has served as our Executive Vice President, Art and Style Creative Director since February 1997. Prior to that, Ms. Towey worked for Martha Stewart Living as the Design Director from 1996 to 1997, and as Art Director from 1990 to 1996. Ms. Towey also has an additional 15 years of experience in the publishing industry, including with House & Garden magazine, Clarkson N. Potter and Viking Press, Inc.

     James Follo, age 40, has served as our Senior Vice President, Finance and Controller since March 1999 and, prior to that, as our Vice President, Finance and Controller from July 1998. Prior to that, Mr. Follo held various financial positions at General Media International, Inc., a magazine publisher, from 1994 to July 1998, most recently as Vice President, Chief Financial Officer and Treasurer.

                             EXECUTIVE COMPENSATION

GENERAL

     The following table sets forth certain information pertaining to compensation of our Chief Executive Officer and our four other most highly compensated executive officers for 1999 (the "Named Executives"). The following table presents information concerning total compensation earned by the Named Executives for services rendered to us during 1998 and 1999.

                                   ANNUAL COMPENSATION              LONG TERM COMPENSATION
                           ------------------------------------    ------------------------
                                                                   SECURITIES
                                                                   UNDERLYING      LTIP        ALL OTHER
                                          SALARY        BONUS        OPTION     PAYMENTS(1)   COMPENSATION
                           FISCAL YEAR      ($)          ($)       AWARDS(#)        ($)           ($)
                           -----------   ---------    ---------    ----------   -----------   ------------
Martha Stewart...........     1999       1,055,044      300,000          --              --       2,270(2)
  Chairman and Chief          1998       2,975,000    1,695,717          --              --       4,050(2)
  Executive Officer
Sharon Patrick...........     1999         580,288      696,400     362,022          11,000       3,524(2)
  President and Chief         1998         493,755      518,443          --              --       4,050(2)
  Operating Officer
Helen Murphy.............     1999         134,469(3)   607,500(4)  335,795              --          --
  Chief Financial and         1998              --           --          --              --          --
  Administrative Officer
Gael Towey...............     1999         375,000      337,500     333,333          11,000      49,440(5)
  Executive Vice
     President,               1998         300,000      305,000          --              --       6,507(6)
  Creative Director
Stephen Drucker..........     1999         335,000      251,250     215,948          11,000       6,319(7)
  Executive Vice
     President,               1998         265,000      198,750          --              --       4,947(8)
  Editorial Core and
  Editor-in-Chief

---------------
(1) Under our Phantom Performance Unit Plan, all employees other than Martha Stewart with at least one year of service on January 1, 1998 and/or January 1, 1999 received a grant of performance units. The plan provided that upon the occurrence of certain events, participants would receive cash or stock in exchange for their units. One such event was the consummation of our initial public offering, which occurred earlier than we had anticipated and prior to the time at which certain conditions to payment were targeted to have been achieved. In light of our accelerated offering schedule, our Board determined to make payouts to the participants as though certain of these conditions had been satisfied. Accordingly, this payment represents the issuance of 612 shares of our Class A Common Stock at the time of our initial public offering in exchange for phantom units issued as of January 1, 1998 and 1999.

(2) Represents the value of certain life insurance premiums paid by us on behalf of the executive.

(3) In September 1999, Ms. Murphy commenced employment with us at an annual salary of $480,000.

(4) Includes a $200,000 signing bonus, a one-time bonus of $247,500 payable upon completion of one year's service which was accelerated by action of our Compensation Committee, and Ms. Murphy's regular year-end bonus for her service in 1999.

(5) Consists of $1,319 in life insurance premiums paid by us on Ms. Towey's behalf, $5,000 in matching contributions made by us to Ms. Towey's 401(k) account, and $43,121 payable under Time Inc.'s Phantom Equity Plan, for which Time Inc. reimburses us.

(6) Consists of $1,707 in life insurance premiums paid by us on Ms. Towey's behalf and $4,800 in matching contributions made by us to Ms. Towey's 401(k) account.

(7) Consists of $1,319 in life insurance premiums paid by us on Mr. Drucker's behalf and $5,000 in matching contributions made by us to Mr. Drucker's 401(k) account.

(8) Consists of $1,368 in life insurance premiums paid by us on Mr. Drucker's behalf and $3,579 in matching contributions made by us to Mr. Drucker's 401(k) account.

OPTION GRANTS

     The following table presents information with respect to options to purchase our Class A Common Stock granted to our Named Executives during the year ended December 31, 1999.

                            OPTIONS GRANTED IN 1999

                                             INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE VALUE
                       -------------------------------------------------------------   AT ASSUMED ANNUAL RATES
                       NUMBER OF      PERCENT OF                                            OF STOCK PRICE
                       SECURITIES    TOTAL OPTIONS                                           APPRECIATION
                       UNDERLYING     GRANTED TO                                        FOR OPTION TERM($)(1)
                        OPTIONS      EMPLOYEES IN    EXERCISE OR                      --------------------------
NAME                   GRANTED(#)     FISCAL YEAR    BASE PRICE     EXPIRATION DATE       5%            10%
----                   ----------    -------------   -----------   -----------------  -----------   ------------
Martha Stewart.......         --           --              --                     --          --             --
Sharon Patrick.......    362,022(2)      7.05%         $18.00       October 19, 2009   4,098,126     10,385,457
Helen Murphy.........    335,795(3)      6.54%         $12.13      September 3, 2009   2,560,553      6,488,945
Gael Towey...........    333,333(2)      6.50%         $18.00       October 19, 2009   3,773,363      9,562,445
Stephen Drucker......    215,948(2)      4.21%         $18.00       October 19, 2009   2,444,553      6,194,978

---------------
(1) Potential realizable value is reported net of the option exercise price, but before taxes associated with exercise. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of our Class A Common Stock, and overall stock market conditions, as well as on the option holders' continued employment through applicable vesting periods. The amounts reflected in this table may not necessarily be achieved.

(2) Options granted pursuant to the 1999 Stock Incentive Plan, a description of which may be found under "EQUITY COMPENSATION PLANS" below.

(3) Options granted pursuant to an Option Agreement, dated as of September 3, 1999, between Ms. Murphy and MSO (the "Murphy Option Agreement"), a description of which may be found under "EMPLOYMENT ARRANGEMENTS" below.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The table below presents information concerning the exercise of stock options by the Named Executives during the year ended December 31, 1999 and the fiscal year-end value of all their unexercised options.

      AGGREGATED OPTION EXERCISES IN 1999 AND OPTION VALUES AS OF 12/31/99

                                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                           SHARES                     OPTIONS AT 12/31/99 (#)            AT 12/31/99($)(1)
                         ACQUIRED ON     VALUE      ----------------------------    ----------------------------
NAME                      EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                     -----------    --------    -----------    -------------    -----------    -------------
Martha Stewart.......        --           --               --              --               --              --
Sharon Patrick.......        --           --           27,081(2)      470,345(3)       633,695       4,706,890
Helen Murphy.........        --           --               --         335,795(4)            --       3,987,566
Gael Towey...........        --           --          191,391(2)      524,724(5)     4,478,549       6,478,547
Stephen Drucker......        --           --            6,529(2)      242,065(6)       152,778       1,906,825

---------------
(1) Calculated using the closing price of a share of our Class A Common Stock on December 31, 1999, $24.00.

(2) Consists of options issued under The Martha Stewart Living Omnimedia LLC Nonqualified Class A LLC Unit/Stock Option Plan (the "1997 Plan"), a description of which may be found under "EQUITY COMPENSATION PLANS" below.

(3) Consists of options to acquire 108,323 shares of Class A Common Stock issued under the 1997 Plan, and options to acquire 362,022 shares issued under the 1999 Stock Incentive Plan.

(4) Consists of 335,795 options issued under the Murphy Option Agreement.

(5) Consists of options to acquire 191,391 shares of Class A Common Stock issued under the 1997 Plan, and options to acquire 333,333 shares issued under the 1999 Stock Incentive Plan.

(6) Consists of options to acquire 26,117 shares of Class A Common Stock issued under the 1997 Plan, and options to acquire 215,948 shares issued under the 1999 Stock Incentive Plan.

PENSION PLAN

     Our subsidiary, Martha Stewart, Inc., sponsors The Martha Stewart, Inc. Defined Benefit Pension Plan. The plan was "frozen" as of June 26, 1995, and no benefits have accrued since that date. Ms. Stewart is the only Named Executive who participates in the Plan. If Ms. Stewart had begun to receive benefits at year-end 1999, her annual straight life annuity would have been $53,676.

                            EMPLOYMENT ARRANGEMENTS

EMPLOYMENT AGREEMENT WITH MARTHA STEWART

     Prior to completion of our initial public offering, we entered into an employment agreement with Ms. Stewart. The employment agreement replaced an existing agreement between us and Ms. Stewart. The employment agreement commenced on October 22, 1999, and provides for Ms. Stewart's employment as our Chairman of the Board and Chief Executive Officer for a term of five years. Under the employment agreement, Ms. Stewart receives an annual base salary of $900,000 and annual bonus payments based upon our performance, with a guaranteed annual bonus of $300,000. Our Compensation Committee determines the relevant performance goals, which include targets based on our profitability as well as other performance measures.

     During the employment period, Ms. Stewart receives employee benefits no less favorable than those provided to our other executive officers and receives perquisites and fringe benefits consistent with past practice.

     The employment agreement provides that if Ms. Stewart resigns with "Good Reason" or if we terminate her employment other than for "Cause" or disability, then she will be entitled to receive an immediate lump sum cash payment equal to the sum of:

     - accrued, but unpaid, base salary and vacation through the date of termination

     - three times her annual base salary, and

     - the higher of $5,000,000 or three times the highest annual bonus paid for any fiscal year during the employment period

     She will also receive continued welfare benefits and perquisites for the longer of three years and the remainder of the employment period. If Ms. Stewart's employment is terminated due to disability, or in the event of death, Ms. Stewart or her estate will receive continued payments of the base salary for the remainder of the scheduled term of the employment agreement less any disability benefits. If Ms. Stewart's employment is terminated for any other reason, she will be entitled to receive her accrued, but unpaid, base salary and vacation through the date of termination.

     Under the employment agreement, "Good Reason" generally means the occurrence of any of the following events without Ms. Stewart's written consent:

     - an assignment of duties or responsibilities, or a change in title or authority, inconsistent with her position as Chairman and Chief Executive Officer

     - any failure by us to comply with the employment agreement's compensation provisions

     - a requirement for Ms. Stewart to relocate

     - the failure of a successor entity to assume the employment agreement

     - any other material breach of the employment agreement

     "Cause," for purposes of the employment agreement, means:

     - Ms. Stewart's willful and continued failure to perform her duties after written notice from our Board specifying the actions to be performed, unless such failure is due to her good faith belief that to take such action would be materially harmful to us, or

     - Ms. Stewart's conviction of a felony or willful gross misconduct, which in either case results in material and demonstrable damage to our business or reputation

     Under the employment agreement, Ms. Stewart cannot compete with us, or solicit our employees, during her term of employment. In addition, if Ms. Stewart terminates employment without Good Reason during the employment period or is terminated by us for Cause, the noncompetition and nonsolicitation restrictions continue for 12 months after the termination of employment.

SEVERANCE AGREEMENT WITH SHARON PATRICK

     In September 1999, we entered into a four-year severance agreement with Ms. Patrick. Under the agreement, if Ms. Patrick resigns within 30 days following a "Change in Control," or if we terminate her employment without "Cause," each as defined in the severance agreement, she will be entitled to receive a lump sum payment equal to the sum of:

     - accrued but unpaid base salary, vacation and expense reimbursements and vested benefits under our benefit plans through the date of termination

     - a pro rata bonus at a rate equal to her target bonus for the year of termination, and, with respect to the prior year, any declared but unpaid bonus, or if such bonus was not yet declared, a bonus equal to her target bonus, and

     - an amount equal to her annual base salary and target bonus

     The agreement also provides that if Ms. Patrick terminates her employment for "Good Reason," she will receive the above lump sum payment. "Good Reason" generally occurs if Ms. Patrick terminates her employment with us shortly after we diminish her salary or title as President or if her responsibilities are diminished or modified in a manner that is materially inconsistent with her position as our President. In addition, in the case of a termination without Cause or a Good Reason termination, any unvested options which would become vested within four years of the termination date will become vested as of her termination date and, in the case of termination without cause following a Change in control, will be exercisable for one year and in other cases as provided in the relevant option agreement.

EMPLOYMENT ARRANGEMENTS WITH HELEN MURPHY

Employment Agreement

     In September 1999, we entered into an employment agreement with Ms. Murphy that provides for her employment as our Chief Financial and Administrative Officer and continues in effect until terminated by either Ms. Murphy or us. Under the employment agreement, Ms. Murphy's initial base salary is $480,000, and her target bonus is 75% of her base salary. The actual amount of her bonus will vary based on the compensation policies we establish and our performance. Ms. Murphy also received a signing bonus of $200,000, and an additional bonus of $247,500 payable upon one year of service with us, which we paid at the time we paid Ms. Murphy her 1999 bonus.

     If Ms. Murphy resigns within 30 days following a "Change in Control" or if we terminate her employment without "Cause," each as defined in her employment agreement, she will be entitled to receive a lump sum payment based on her salary and bonus on the same terms as described above for Ms. Patrick. In addition, the employment agreement has provisions substantially similar to the Good Reason provisions in Sharon Patrick's agreement relating to a termination by Ms. Murphy based on changes in her role as Chief Financial Officer or her salary. Ms. Murphy's options would vest and become exercisable on the same terms as applicable to Sharon Patrick in the case of a termination without Cause, or a termination following a Change in Control or for Good Reason.

     The agreement also provides that four and one-half years after her start date, Ms. Murphy will be entitled to a special bonus ranging from zero to $3.0 million, which amount declines based on a formula that reflects increases in our market capitalization since her date of hire. If Ms. Murphy's employment with us terminates before the four-year anniversary of the start date due to her death, disability, our termination of her employment without Cause or a termination of employment by her following a Change in Control, the amount owed to Ms. Murphy under the special bonus provision is reduced to reflect the shortened employment period. In addition, the special bonus will not be paid if we terminate Ms. Murphy's employment for Cause or she terminates her employment other than due to death, disability, Good Reason or within 30 days following a Change in Control.

Option Agreement

     We also entered into an LLC unit option agreement with Ms. Murphy. Under this agreement, we granted her options to acquire 85,715 LLC units in MSLO LLC, our predecessor company, at an exercise price of $47.50 per unit. These options were converted in our reorganization to a corporation into options to purchase 335,795 shares of our Class A Common Stock at an exercise price of $12.125 per share. The options vest in four equal annual installments, beginning on September 2, 2000. The other terms of these options are generally the same as the terms of options granted under our 1999 Stock Incentive Plan.

      PROPOSAL 2:  APPROVAL OF AMENDMENT TO THE 1999 STOCK INCENTIVE PLAN

     On March 23, 2000, the Board amended our 1999 Stock Incentive Plan to increase the shares authorized for grant under the plan from 7,300,000 to 10,000,000, subject to stockholder approval. As of March 23, 2000, we had outstanding nonqualified options to purchase 4,745,578 shares of our Class A Common Stock under the plan. No options have been exercised under the plan.

     This plan is designed to promote our success and enhance our value by linking the interests of our officers and employees to those of our stockholders and by providing participants with an incentive for outstanding performance. This plan is further intended to provide flexibility in its ability to motivate, attract and retain employees upon whose judgment, interest and special efforts our business is largely dependent. Our Board believes that option grants in excess of the currently available amount may be necessary at some time in the future in order to attract, retain and incentivize the executives and other employees we need to achieve our growth objectives. A summary of the plan and the grants made under it in 1999 is set forth below.

     OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE 1999 STOCK INCENTIVE PLAN.

                           EQUITY COMPENSATION PLANS

THE 1999 STOCK INCENTIVE PLAN

General

     The plan is administered by the Compensation Committee of our Board and their designees and provides for the grant of non-qualified and incentive stock options and other types of equity-based awards. Our executives, employees and consultants, as well as those of any subsidiaries, are eligible to receive awards under the plan. Our non-employee directors are not eligible to participate. As of March 23, 2000, we had approximately 430 employees.

     The plan, as amended, provides that the maximum number of shares of Class A Common Stock available for grant under the plan is 10,000,000.

     The term of options granted under the plan may not exceed 10 years. Unless otherwise determined by our Compensation Committee, options granted under the plan vest ratably on each of the first four anniversaries of the grant date and have an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. The closing price of our Class A Common Stock on March 23, 2000 was $23.94.

     A participant exercising an option may pay the exercise price in cash or, if approved by our Compensation Committee, with previously acquired shares of our Class A Common Stock or in a combination of cash and stock. Our Compensation Committee, in its discretion, may allow the cashless exercise of options.

     Options are nontransferable other than by will or the laws of descent and distribution or, at the discretion of our Compensation Committee, by a written beneficiary designation and, in the case of a nonqualified option, by a gift to members of the holder's immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or limited liability company and, during the participant's lifetime, may be exercised only by the participant, any such permitted transferee or a guardian, legal representative or beneficiary.

     As of March 23, 2000, we have outstanding options to purchase 4,745,578 shares of Class A Common Stock under this plan, 4,629,253 of which were granted at the time of our initial public offering. All grants under this plan have been made at an exercise price equal to the fair market value of our common stock at that time.

Other Awards

     A stock appreciation right, or SAR, permits a participant to receive cash or shares of our Class A Common Stock, or a combination thereof, as determined by our Compensation Committee. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of our Class A Common Stock on the date of exercise over the SAR exercise price, multiplied by the number of shares with respect to which the SAR is exercised. Restricted stock may be granted subject to performance or service-based goals upon which restrictions will lapse. Performance units or restricted units may be granted subject to performance goals and/or service-based restrictions, and will be payable in cash or shares of Class A Common Stock or a combination as determined by our Compensation Committee. Dividend and interest equivalents with respect to awards and other awards based on the value of Class A Common Stock may also be granted. As of March 23, 2000, only nonqualified stock options had been granted under the plan.

Change in Control

     In the event of a "Change in Control," any option that is not then exercisable and vested will become fully exercisable and vested, restrictions on restricted stock will lapse and performance units will be deemed earned.

     Change in Control under the plan generally means

     - the acquisition of an amount of our common stock greater than the amount held, directly or indirectly, by Ms. Stewart and representing at least 30% of the outstanding common stock or voting securities

     - a change in the majority of the members of the Board of Directors, unless approved by the incumbent directors or Ms. Stewart

     - the completion of a merger involving Martha Stewart Living Omnimedia in which, among other things, our stockholders do not retain more than 50% of the common stock and voting power, or

     - approval by our stockholders of a liquidation, dissolution or sale of substantially all of our assets

Certain Federal Income Tax Consequences of Option Grants

     Nonqualified Stock Options. Under federal income tax law as currently in effect, the grant of a nonqualified stock option will not be a taxable event for the recipient nor a deductible event for us. Upon the exercise of a nonqualified stock option, the option holder will realize ordinary compensation income measured by the excess of the fair market value of the acquired shares of our Class A Common Stock at the time of exercise over the exercise price, and we are generally entitled to a deduction in a corresponding amount. If an option holder pays the exercise price in cash, the holder's basis in the shares for determining future gain or loss is the sum of the exercise price and the compensation income realized upon exercise. If the holder pays the exercise price, in full or in part, with previously acquired shares of our Class A Common Stock ("Payment Shares"), a number of shares of our Class A Common Stock resulting from the exercise that is equal to the number of Payment Shares will have the same basis and holding period as the Payment Shares, and the shares of Class A Common Stock resulting from the exercise in excess of the number of Payment Shares will have a basis equal to the fair market value of the additional shares on the exercise date. The holding period of such additional shares will begin on the date of exercise. When a stockholder sells or otherwise disposes of the shares acquired by exercise of a nonqualified option, the stockholder will generally have taxable gain or loss equal to the excess of the amount realized in the sale or disposition over the stockholder's basis in the shares, which will be a long-term or short-term capital gain or loss depending upon the stockholder's holding period for the shares.

     Incentive Stock Options. Generally, an option holder will not recognize any taxable income, and we will not be allowed a tax deduction, upon the granting of an incentive stock option. Upon the exercise of an incentive stock option, the holder will generally not realize ordinary taxable income and we will not be allowed a tax deduction, as long as the holder is employed with us or a participating subsidiary from the time of the grant through the date three months before the incentive stock option was exercised. If the foregoing requirement is not met, the exercise of an incentive stock option is treated in the same manner as the exercise of a nonqualified stock option. In addition, the excess of the fair market value at exercise of the resulting shares over the exercise price will be an item of tax preference for purposes of determining the alternative minimum tax.

     If an option holder holds the shares acquired by exercise of the incentive stock option for a period of at least two years from the date of grant and one year from the exercise date, any gain or loss recognized will be long-term capital gain or loss, and we will not be entitled to any deduction upon subsequent sale or other disposition of the shares. The basis for the shares acquired by exercising an incentive stock option equals the exercise price, and the holding period for the shares begins on the day after the date the shares are received. If the option holder disposes of the shares acquired by exercise of an incentive stock option before the end of either of the two-year or one-year holding periods described above, the holder will recognize ordinary compensation income, and we will be entitled to a corresponding deduction equal to the excess of the amount realized in the disposition or, if less, the fair market value of the shares at the time the option was exercised, over the exercise price. Any further gain or loss on the disposition generally will be a capital gain or loss.

     Generally, payment of the incentive stock option price, in full or in part, with Payment Shares will not affect the treatment of the exercise. Except as noted below, no gain or loss will be recognized with respect to the Payment Shares, and shares received by the option holder equal in number to the Payment Shares will have the same basis and holding period as such Payment Shares. Shares received by an option holder in excess of the number of Payment Shares will have a basis equal to any cash paid upon exercise and will have a holding period which will commence on the exercise date. If a holder pays the exercise price by using shares of our common stock acquired upon an earlier exercise of an incentive stock option, the delivery of these Payment Shares to us will be considered a disposition of the shares for the purpose of determining whether a disqualifying disposition has occurred.

Amendments

     Our Board may at any time amend or terminate the plan and may amend the terms of any outstanding option or other award, except that no termination or amendment may impair the rights of the participants as they relate to outstanding options or awards. However, no such amendment to the plan will be made without the approval of our stockholders to the extent such approval is required by law or stock exchange rule.

     The foregoing plan summary is subject in all respects to the plan itself, a copy of which, absent the amendment, is on file with the SEC as an exhibit to the registration statement on Form S-1 relating to our initial public offering.

Option Grants Under the Plan in 1999

     The table below sets forth the number of options granted under the plan to certain individuals and groups during 1999 and the value of such options.

                           1999 Stock Incentive Plan

                                                                 DOLLAR        NUMBER OF
                     NAME AND POSITION                        VALUE ($)(1)   OPTIONS (#)(2)
                     -----------------                        ------------   --------------
Martha Stewart, Chairman and Chief Executive Officer(3).....           --             --
Sharon Patrick, President and Chief Operating Officer.......    2,172,132        362,022
Helen Murphy, Chief Financial and Administrative Officer....           --             --
Gael Towey, Executive Vice President, Creative Director.....    1,999,998        333,333
Stephen Drucker, Executive Vice President, Editorial Core
  and Editor in Chief.......................................    1,295,688        215,948
All Current Executive Officers as a Group (4)...............   10,085,874      1,680,979
All Current Directors Who Are Not Executive Officers(5).....           --             --
All Current Employees As a Group Other than Executive
  Officers..................................................   17,798,448      2,966,408

---------------

(1) Because options are granted with an exercise price equal to the fair market value of the underlying shares at the time of grant, the options have no readily identifiable value at such time, and the value of such options thereafter fluctuates with that of our stock price. However, we have set forth the value of such options as of December 31, 1999, as measured by the difference between the exercise price of the options and $24.00, the closing price of our Class A Common Stock on The New York Stock Exchange on that day.

(2) Grants made in 1999 are not necessarily indicative of the levels of future grants under the plan.

(3) Ms. Stewart received options to purchase 150,000 shares of our Class A Common stock under the plan in March, 2000.

(4) Includes the Named Executives listed individually above.

(5) Non-employee directors are ineligible to participate in the plan.

MSLO LLC NONQUALIFIED CLASS A LLC UNIT/STOCK OPTION PLAN

     We adopted and made grants under the MSLO LLC Nonqualified Class A LLC Unit/Stock Option Plan in November 1997. In connection with our initial public offering, the 509,841 LLC unit options then outstanding were converted into options to purchase 1,997,374 shares of our Class A Common Stock. Options granted under the 1997 Plan generally vested 10% on December 31, 1998, and 10% on December 31, 1999, with 20%, 20% and 40% vesting on December 31 of each of the next three years if the optionee continues to be employed by us, or to otherwise render us services. Each option expires 10 years after the date of grant, subject to earlier termination upon termination of employment. Options granted under the plan are not assignable or transferable by the optionee, other than by will or the laws of descent and distribution. Upon a "Change in Control," as defined in the plan, each outstanding option will become immediately and fully exercisable, and will either remain exercisable under the terms of the plan or be terminated upon no less than 30 days' written notice. No additional options may be granted under this plan.

     In connection with the plan, Ms. Stewart will periodically return to us a number of shares of our common stock owned by the Martha Stewart Family Limited Partnership, or another entity controlled by her, corresponding, on a net treasury basis, to the option exercises under this plan during the relevant period. Under the net treasury method, we will subtract from the number of shares resulting from each option exercise the number of shares we could purchase, at the then-current market price, with the option proceeds from such exercise. Ms. Stewart has agreed to return to us a number of shares of our common stock equal to the sum of the results of these calculations for the relevant period. We may or may not use the option proceeds to repurchase shares of our Class A Common Stock in the market. If we do so, the net effect will be no change in the number of shares of our Class A Common Stock outstanding as a result of option exercises under the 1997 Plan (other than temporary increases prior to Ms. Stewart's share returns).

     The foregoing plan summary is subject in all respects to the plan itself, a copy of which is on file with the SEC as an exhibit to the registration statement on Form S-1 relating to our initial public offering.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board, currently consisting of Ms. Beers and Mr. Doerr, neither of whom is employed by MSO, furnished the following report on executive compensation for the 1999 fiscal year.

COMPENSATION PHILOSOPHY

     MSO's executive compensation program is designed to encourage and reward exceptional performance and to align the financial interests of its senior executives and key employees with those of our stockholders. To achieve this end, MSO has developed and implemented a compensation program designed to attract and retain highly skilled executives and key employees with the business experience and creative talent necessary for MSO to achieve its long-term business objectives.

     MSO's executive compensation consists of three components: base salary, an annual performance-based bonus and equity-based compensation. MSO's compensation goal is to target its executives to be paid at competitive levels when performance expectations are met and above competitive levels when expectations are exceeded. MSO periodically utilizes outside consultants to perform competitive market-matching analyses on a position-by-position basis against companies in businesses similar to those of MSO and with comparable revenue levels. Once the market-matching analyses has been completed, an executive's salary, bonus and/or equity-based compensation may be adjusted upward or downward based on a number of subjective factors, including past performance, prior experience and tenure. Additionally, although the market-matching study is periodically updated, individual compensation levels may be adjusted from time to time based upon, among other factors, past performance and increases in responsibilities.

     MSO's Chairman and CEO, Ms. Stewart, is compensated pursuant to an employment agreement with the company which is discussed below under the caption "COMPENSATION OF CHIEF EXECUTIVE OFFICER". In addition, our Chief Financial and Administrative Officer, Ms. Murphy, is compensated pursuant to an employment agreement with MSO. MSO utilized the market-matching process discussed above in establishing Ms. Murphy's contractual compensation.

BASE SALARIES AND ANNUAL BONUSES

     MSO believes that compensation should be weighted toward bonuses and equity-based compensation. Accordingly, base salaries paid to MSO's executives tend to constitute a smaller percentage of total compensation than they do for many comparable executives of MSO's competitors. Each executive is assigned a bonus target, which is set as a percentage of annual base salary. Depending on MSO's performance against its growth objectives and the individual performance of a particular executive, such executive's actual bonus can range from 50% to 150% of the relevant bonus target, as set by the Compensation Committee with input from senior management.

EQUITY-BASED COMPENSATION

     In 1997, MSO executives who had, in the view of the Board of Directors of MSLO LLC, played a significant role in the company's development received options to purchase MSLO LLC equity under the 1997 Plan. Individual grants were made taking into account years of service, level of responsibility, contribution to the enterprise and other factors. At the time of MSO's initial public offering, new option grants, with an exercise price equal to the initial public offering price, were made to executives and most of our employees under the 1999 Stock Incentive Plan. Individual grants were determined using the market-matching system discussed above, subject to adjustment upward or downward based on a number of factors, including the size of previous option grants under the 1997 plan, tenure, past performance, responsibility levels and other relevant factors. Since that time, new executives have received grants of options under the 1999 Stock Incentive Plan at the time they began employment with MSO, with the size of the grant being determined using a similar methodology, in each case with an exercise price equal to the fair market value of MSO's Class A Common Stock at the time of grant. Additionally, Ms. Murphy received options in MSLO LLC at the time she began her employment with MSO. MSO believes that this grant was consistent with the overall equity-based compensation framework discussed above.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Ms. Stewart is compensated pursuant to her employment agreement with MSO. The employment agreement became effective at the time of MSO's initial public offering and provides for an annual salary of $900,000, as well as bonuses payable upon the achievement of performance targets established by the Committee, with a guaranteed payment of $300,000. The terms of Ms. Stewart's employment agreement were established based on a number of considerations, including Ms. Stewart's contribution to the company as its founder, her services as on-air talent for MSO's television and radio programs, and her ongoing services as MSO's Chairman and Chief Executive Officer. In connection with MSO's transition from a private to a public company, and reflecting Ms. Stewart's desire to maximize stockholder value, Ms. Stewart's new employment agreement provides for less guaranteed compensation than its predecessor. Since Ms. Stewart was compensated pursuant to her former employment agreement for a portion of 1999, her salary in 1999 ($1,055,044) exceeded the $900,000 annual salary payable under her current employment agreement. For 1999, Ms. Stewart declined any cash bonus in excess of her guaranteed amount. The Committee believes that Ms. Stewart's compensation under her employment agreement and her considerable ownership of MSO equity provide her with significant incentives to maximize stockholder value.

TAX MATTERS

     Based upon MSO's present compensation levels and the current inapplicability of Section 162(m) of the Internal Revenue Service Code of 1986, as amended, to certain compensation arrangements of MSO, the Committee does not believe it is necessary to adopt a policy at this time with respect to Section 162(m). However, the Committee will continue to monitor MSO's compensation levels and adopt necessary policies as it deems appropriate.

SUMMARY

     The Committee believes that the present compensation structure is one that is well-designed to attract and retain talented executives and key employees, align these individuals' interests with those of our stockholders, and maximize stockholder value, and believes that the actions of the Committee with respect to 1999 executive compensation were consistent with that focus. Since the Committee was recently formed in connection with the company's initial public offering, it relied to a great extent on management recommendations in establishing compensation levels for 1999. In 2000, the Committee intends to review MSO's compensation policies for executives, including the equity compensation policies and performance objectives, to ensure that they continue to serve these objectives.

                                          Members of the Compensation Committee

                                          Charlotte Beers
                                          L. John Doerr

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed entirely of non-employee directors. However, all decisions relating to equity grants made to executive officers during 1999 were made by our entire Board. All such decisions were unanimous.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents, as of March 20, 2000, information relating to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of either class of our common stock, (2) each of our directors, (3) each of the Named Executives, and
(4) all of our executive officers and directors as a group.

     Unless another address is indicated, beneficial owners listed here may be contacted at our corporate address. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be beneficial owner of the same securities. For each listed person or entity, the information listed assumes the exercise of any options exercisable by such person or entity on or prior to May 23, 2000, but not the exercise of any options held by any other parties. Additionally, shares of Class B Common Stock are assumed to be converted into shares of Class A Common Stock for purposes of listing Ms. Stewart's ownership of Class A Common Stock, but for no other purpose. Shares of Class B Common Stock may at the option of the holder be converted on a one-for-one basis into shares of Class A Common Stock.

     The percentage of votes for all classes is based on one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock.

                              BENEFICIAL OWNERSHIP

                                          CLASS A COMMON STOCK      CLASS B COMMON STOCK     % TOTAL
                                        ------------------------    ---------------------    VOTING
NAME                                        SHARES           %        SHARES          %       POWER
----                                    --------------      ----    -----------      ----    -------
Martha Stewart........................      34,131,931(1)   68.8    34,126,831       100        95.6(2)
Time, Inc.(3).........................       2,585,597      16.7            --        --           *
  1271 Ave. of the Americas
  New York, NY 10020
Kleiner Perkins Caufield & Byers(4)...       2,020,228      13.0            --        --           *
  2750 Sand Hill Road
  Menlo Park, CA 94025
First Union Corporation(5)............       1,311,120       8.5            --        --           *
  One First Union Center
  Charlotte, NC 28288
Charlotte Beers(6)....................          25,825         *            --        --           *
John Doerr(7).........................       2,020,478      13.0            --        --           *
Sharon Patrick(8).....................       2,420,031      15.6            --        --           *
Naomi O. Seligman(9)..................          20,887         *            --        --           *
Stephen Drucker(10)...................           7,642         *            --        --           *
Helen Murphy(11)......................              --        --            --        --          --
Gael Towey(12)........................         197,503       1.3            --        --           *
All directors and executive officers
  as a group(13 persons)..............      38,872,034(13)  77.9%   34,126,831       100%       96.9%(2)

---------------
  * The percentage of shares or voting power beneficially owned does not exceed 1%.

 (1) Consists of 5,100 shares of Class A Common Stock held by Martha Stewart and 34,126,831 shares of Class B Common Stock held by The Martha Stewart Family Limited Partnership, which shares are convertible into Class A Common Stock on a share-for-share basis.

 (2) Assumes no shares of Class B Common Stock are converted into shares of Class A Common Stock.

 (3) Consists of 2,585,597 shares held by Time Publishing Ventures, Inc., a wholly owned subsidiary of Time Inc. Time Publishing Ventures, Inc. has entered into an agreement with us pursuant to which it will sell to us 1,366,000 shares of this stock. This sale is scheduled to be consummated on March 31, 2000.

 (4) Consists of 2,020,228 shares held by KPCB Holdings, Inc., a California corporation, as nominee for Kleiner Perkins Caufield & Byers IX LP, KPCB IX Associates, LLC and managing directors of KPCB IX Associates, LLC.

 (5) First Union Corporation owns these shares through its ownership of a banking and certain investment adviser subsidiaries and First Union Corporation disclaims beneficial ownership of these shares in favor of the customers for whom its banking subsidiary holds the shares in a fiduciary capacity and the mutual funds and other clients for whom certain of the subsidiaries act as investment advisors. This information is based upon information filed with the Securities and Exchange Commission by First Union Corporation as of March 23, 2000.

 (6) Does not include unvested options to acquire 5,000 shares of Class A Common Stock.

 (7) Consists of 250 shares held by Mr. Doerr directly and 2,020,228 shares held by KPCB Holdings, Inc., a California corporation, as nominee for Kleiner Perkins Caufield & Byers IX LP, KPCB IX Associates, LLC and managing directors of KPCB IX Associates, LLC, of which Mr. Doerr is one. Mr. Doerr disclaims beneficial ownership of shares held by KPCB Holdings, Inc. except to the extent of his pecuniary interest in those shares through KPCB Holdings, Inc. or KPCB IX Associates, LLC. Does not include unvested options to acquire 5,000 shares of Class A Common Stock.

 (8) Consists of 2,392,951 shares of Class A Common Stock and vested options to acquire 27,080 shares of Class A Common Stock. Does not include unvested options to acquire 470,346 shares of Class A Common Stock.

 (9) Does not include unvested options to acquire 5,000 shares of Class A Common Stock.

(10) Consists of 1,112 shares of Class A Common Stock and vested options to acquire 6,530 shares of Class A Common Stock. Does not include unvested options to acquire 242,064 shares of Class A Common Stock.

(11) Does not include unvested options to acquire 335,795 shares of Class A Common Stock.

(12) Consists of 6,112 shares of Class A Common Stock and vested options to acquire 191,391 shares of Class A Common Stock. Does not include unvested options to acquire 524,724 shares of Class A Common Stock.

(13) Consists of 38,605,102 shares of our Class A Common Stock (including 34,126,831 shares resulting from assumed conversion of all outstanding Class B Common Stock) and vested options to acquire 266,932 shares of Class A Common Stock. Does not include unvested options to acquire 2,525,337 shares of Class A Common Stock.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the SEC. Such persons are required by SEC rules to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us, and/or written representations that no additional forms were required, we believe that our officers, directors and greater than 10% beneficial owners filed all such required forms in 1999.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH TIME PUBLISHING VENTURES AND ITS AFFILIATES

Agreements Relating to the 1997 Acquisition

     In February 1997, Time Publishing Ventures, Inc. ("TPV") contributed all of its assets primarily relating to its Martha Stewart-related businesses (including the Martha Stewart Living magazine, television program and books, and the Martha by Mail mail order business) to MSLO LLC in exchange for a $30 million note (the "TPV Note"), a 6.27% equity interest in MSLO LLC, and certain contractual management and other rights incident to that equity interest (the "TPV Rights"). Additionally, TPV received a special income allocation of $18 million from MSLO LLC soon after the consummation of the transaction.

Retirement of TPV Note, Termination of TPV Rights, TPV Share Buyback and Related Matters

     On March 30, 1999, we satisfied all our obligations under the TPV Note with cash on hand and borrowings under a term loan (which loan was repaid in full in July 1999). Additionally, on October 19, 1999 we offered to call TPV's entire equity interest in MSO pursuant to the terms of MSLO LLC's operating agreement for approximately $42 million. Under the operating agreement, upon our purchase of TPV's interest or TPV's rejection of our offer, the TPV Rights would terminate. On February 18, 2000, we entered into an agreement pursuant to which we agreed to purchase 1,366,000 shares of our Class A Common Stock from TPV (approximately 52% of TPV's total equity interest in MSO), for $23.79 per share, or an aggregate $32.5 million. Upon our entering into this agreement, the TPV Rights terminated. As part of this agreement, TPV agreed to extend certain agreements we had with TPV's affiliates (as described below under "Ongoing Service Agreements"), to continue, subject to certain limited exceptions, to hold shares of our Class A Common Stock until 2003, and to allow us to place advertisements in Time Inc. magazines and websites through 2004 at discounted rates, subject to annual limitations.

Ongoing Service Agreements

     In February 1997, Time Inc., Time Customer Service, Inc., Oxmoor House, Inc. and Time Distribution Services, Inc. (each a TPV affiliate), entered into agreements with us to provide us with various services. We believe that the terms of these agreements, in the aggregate, are at least as favorable to us as we would be able to obtain with unrelated third parties.

     Under our newsstand distribution agreement, Time Distribution Services provides newsstand distribution services for our magazines. We compensate TDS on the basis of net sales. This agreement expires in December 2007, but we have the right to terminate effective December 2001 and December 2004, in each case on one year's notice. In 1999, we incurred fees of $1.7 million under this agreement.

     Under our fulfillment agreements, Time Customer Service provides for inventory management, "back-office processing" and processing of mail and phone orders for our magazines and our Internet/Direct Commerce businesses. The fulfillment agreement for our magazines expires in December 2002, but is renewable at our option for two additional three-year terms. The fulfillment agreement with respect to our Internet/Direct Commerce businesses continues until either party provides one year's notice of termination to the other. In 1999, we incurred fees of approximately $16.1 million under these agreements.

     Under a services agreement with Time Inc., we receive administrative, editing and sales services, as well as purchase our paper, from Time Inc. The administrative, editing and sales services generally expire in February 2001 and are automatically renewed for successive six-month or one-year periods, depending on the service, unless a party terminates that service prior to expiration of the particular term. Subject to certain limited exceptions, Time has agreed to extend the paper purchasing portion of the agreement through the end of 2004, provided that we may terminate the service on 180 days written notice. In 1999, we incurred expenses of approximately $26.8 million, including $26.2 million for paper purchases, under this agreement.

     Under our agreement with Oxmoor House, we granted Oxmoor House an exclusive license to use the mark Martha Stewart Living in connection with books and continuity card and binder programs. Under the agreement, we generally produce two Best of Martha Stewart Living books and one Christmas with Martha Stewart Living book each year. Oxmoor House also has the right to publish other materials bearing the mark Martha Stewart Living as mutually agreed by us and Oxmoor House. We receive production grants on a per page basis for each of these publications, an annual payment to cover staff costs and receive 50% of the net profit. We earned approximately $2.5 million in income under this agreement in 1999. This agreement terminates in December 2001, and Oxmoor House has the right to renew the agreement for an additional three-year term.

STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS

     Immediately prior to our initial public offering, we entered into a stockholders agreement with the members of MSLO LLC. Under the terms of this agreement, TPV, Ms. Stewart, Ms. Patrick and Kleiner Perkins Caufield & Byers have the right to require us to register shares of our Class A Common Stock owned or controlled by them, subject to customary terms and minimum amounts. None of these entities can require us to register any shares prior to April 18, 2000. Registration of these shares of common stock will result in such shares becoming freely tradable without restriction under the Securities Act of 1933. We will bear all registration expenses, other than any underwriting discounts, incurred in connection with the above registrations. These registration rights continue as long as these stockholders continue to hold any of our common stock that they received in the merger of MSLO LLC into a corporation.

LIMITED LIABILITY COMPANY DISTRIBUTIONS

     Prior to the merger of MSLO LLC into MSO, MSLO LLC made cash distributions to its members during 1999 of approximately $21.4 million. Of this amount, approximately $11.4 million was allocated to cover the individual tax liabilities of each member relating to the profits of MSLO LLC, and $1.5 million was used by the members to settle outstanding litigation relating to Martha Stewart and MSLO LLC.

AGREEMENTS WITH MARTHA STEWART

Location Rental Agreement

     We have entered into a location rental agreement with Ms. Stewart relating to our use of various properties owned by her. The agreement has a five-year term, provides for annual payments of $2.0 million to MS Real Estate Management Company, a corporation owned by Ms. Stewart that operates Ms. Stewart's real estate, and permits us to use the properties currently owned by Ms. Stewart for any purpose relating to our businesses. We make extensive use of these properties for television filming, photography, research and development of content and products and various other commercial purposes. This location rental agreement became effective at the time of our initial public offering and replaced an agreement that paid Ms. Stewart an annual rental fee of $1.5 million. The increased fee reflects our access to additional properties, increased property values and additional usages of these properties since the acquisition from TPV in February 1997. We believe this rate is lower than what we would have to pay to locate and use similar properties owned by a third party. In the event that Ms. Stewart's employment is terminated without cause, or she terminates employment for good reason, we will be obligated to pay the remaining amount due under the location rental agreement and we will lose our access to these properties.

Intellectual Property License Agreement

     We have entered into an intellectual property license and preservation agreement with Ms. Stewart that, as of the time of our initial public offering, replaced a prior non-perpetual license agreement entered into in February 1997. Under the terms of this new license agreement, Ms. Stewart granted us an exclusive, worldwide, perpetual royalty-free license to use her name, likeness, image, voice and signature for our products and services. We are currently the owner of the primary trademarks employed in our business and, under the license agreement, generally have the right to develop and register in our name trademarks that incorporate "Martha Stewart," such as Martha Stewart Living, and to use exclusively these marks in our business. If Ms. Stewart ceases to be our Chairman or Chief Executive Officer and no longer controls our company, we will continue to have those rights, including the right to use those marks for any new business as long as such new business is substantially consistent with the image, look and goodwill of the licensed marks at the time that Ms. Stewart ceases to be such an officer or to control us.

     The term of the license is perpetual; however, Ms. Stewart may terminate the license if we fail to make the royalty payments described below. In the event that we terminate Ms. Stewart's employment without cause or she terminates her employment for good reason, each as defined in her employment agreement, the license will cease to be exclusive and we would be limited in our ability to create new marks incorporating her name, likeness, image, publicity and signature. In these circumstances, Ms. Stewart would receive the right to use her name in other businesses that could directly compete with us, including our magazine, television and merchandising businesses. In addition, if Ms. Stewart's employment terminates under these circumstances, Ms. Stewart would receive in perpetuity a royalty of 3% of the revenues we derive from any of our products or services bearing any of the licensed marks. The intellectual property license agreement contains various customary provisions regarding our obligations to preserve the quality of the licensed marks and to protect these marks from infringement by third parties.

OTHER RELATIONSHIPS

     In 1999, we reimbursed MS Real Estate Management Company approximately $194,000 for various expenses it incurred in connection with our businesses.

     We periodically use the services of Emery Cuti Brinckerhoff & Abady, a law firm of which Ms. Stewart's son-in-law is a partner. In 1999, we paid approximately $166,000 in fees and expenses in respect of such services.

     Ms. Margaret Christiansen, Ms. Stewart's sister-in-law, is a Senior Vice President, Business Manager of MSO. Mr. Randy Plimpton, Ms. Stewart's brother-in-law, is our property manager, responsible for MSO property management and support services. In 1999, each of these individuals received compensation under our compensation policies and programs described elsewhere in this proxy statement.

                               PERFORMANCE GRAPH

     The following graph compares the performance of our Class A Common Stock with that of the S & P 500 Index, the stocks included in the Media General Financial Services database under the Standard Industry Code 2721 (Publishing-Periodicals) (the "Publishing Index"), and the Goldman Sachs Internet Index, during the period commencing on October 19, 1999, the date on which our Class A Common Stock began trading on The New York Stock Exchange, and ending on December 31, 1999. The graph assumes that $100 was invested in each of our Class A Common Stock*, the S & P 500 Index, the Publishing Index**, and the Goldman Sachs Internet Index*** at the beginning of the relevant period, is calculated as of the end of each calendar month and assumes reinvestment of dividends. The performance shown in the graph represents past performance and should not be considered an indication of future performance.
[PERFORMANCE GRAPH]

                                           MARTHA STEWART         S&P 500 INDEX           PEER GROUP-
                                               LIVING             -------------          MEDIA GENERAL          GOLDMAN SACHS
                                          OMNIMEDIA, INC.                                SIC CODE INDEX         INTERNET INDEX
                                          ---------------                                --------------         --------------
10/19/99                                       100.00                 100.00                 100.00                 100.00
10/29/99                                       204.86                 106.06                  96.58                 103.89
11/30/99                                       172.22                 110.25                 100.60                 128.20
12/31/99                                       133.33                 116.75                 115.45                 158.91

  * The investment price in our Class A Common Stock is $18.00 per share, our initial public offering price.

 ** The Publishing Index consists of companies that are primarily publishers of periodicals, although many also conduct other businesses, including owning and operating television stations and cable networks, and is weighted according to market capitalization of the companies in the index. The hypothetical investment assumes investment in a portfolio of equity securities that mirror the composition of the Publishing Index. Since the Publishing Index is only calculated at the end of each month, we have interpolated the return on the index from October 19 through 31 on a straight-line basis.

*** The Goldman Sachs Internet Index is a modified-capitalization weighted index of stocks representing the Internet industry, including Internet content and access providers, Internet software and services companies and e-commerce companies. The hypothetical investment assumes investment in a portfolio of equity securities that mirror the composition of the Goldman Sachs Internet Index.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP acted as our independent public accountants for the fiscal year ended December 31, 1999, and has been selected by our Board, upon the recommendation of our Audit Committee, to continue to act as our independent public accountants for the 2000 fiscal year. Arthur Andersen has served as our independent accountants since 1996. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

                                 ANNUAL REPORTS

     Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, we will provide without charge to each person solicited a copy of our 1999 Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. We will furnish a requesting securityholder with any exhibit not contained therein upon payment of our related expenses.

                           PROPOSALS OF STOCKHOLDERS

     We currently intend to hold our next annual meeting in May of Year 2001. Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the Year 2001 Annual Meeting of Stockholders must submit the proposal to us at our principal executive offices no later than December 1, 2000. Stockholders who intend to present a proposal at the 2001 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials are required to provide us notice of such proposal no later than March 12, 2001. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements contained in our by-laws and applicable laws.

                                 OTHER MATTERS

     Our Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other matters should properly come before the meeting, it is the intention of the persons designated in the proxy to vote on them according to their best judgment.

YOUR VOTE IS IMPORTANT. OUR BOARD URGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

     If you have any questions or need assistance in voting your shares, please contact ChaseMellon Shareholder Services at 1-800-851-9677.

New York, New York
March 31, 2000


                                                                                                        Please mark    ********
                                                                                                        your votes as  *  \/  *
                                                                                                        indicated in   *  /\  *
                                                                                                        this example   ********

The Board of Directors recommends a vote FOR Proposal 1.

1.  Election of Directors      Nominees: Charlotte L. Beers, L. John Doerr, Sharon L. Patrick, Naomi O. Seligan, Martha Stewart

       FOR       WITHHELD      WITHHELD FOR: (Write that nominee's name in the space provided below.)
                 FOR ALL

     *******     *******
     *     *     *     *
     *     *     *     *       ________________________________________________________________________________________________
     *******     *******

                                                                                                                         ******
The Board of Directors recommends a vote FOR Proposal 2.                                      I WILL ATTEND THE MEETING  *    *
2.  Approval of amendment to 1999 Stock Incentive Plan                                                                   *    *
                                                                                                                         ******
             FOR         AGAINST        ABSTAIN

           *******       *******        *******
           *     *       *     *        *     *
           *     *       *     *        *     *
           *******       *******        *******



                                                                               ********
                                                                                      *
                                                                                      *
                                                                                      *




Signature_________________________________________________ Signature_________________________________________ Date_____________
NOTE:  Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------------------------------------------------------------------------------------
                                                         FOLD AND DETACH HERE

     PROXY


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                     MARTHA STEWART LIVING OMNIMEDIA, INC.


          The undersigned hereby appoints Gregory Blatt, James Follo and Lauren Stanich as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Martha Stewart
  *  Living Omnimedia, Inc. standing in the name of the undersigned with all
  *  powers which the undersigned would possess if present at the Annual Meeting
  *  of Stockholders of Martha Stewart Living Omnimedia, Inc. to be held May 11,
  *  2000 or any adjournment thereof.
  *
  *

       (Continued, and to be marked, dated and signed, on the other side)


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE